Pricing Supplement No. 15 Dated July 12, 2000
(To Prospectus Dated January 6, 2000
  and Prospectus Supplement Dated January 31, 2000)
                                                                  Rule 424(b)(3)
                                                               Registration Stmt
                                                                   No. 333-91953
                               U.S.$12,000,000,000
                            Ford Motor Credit Company
                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue

         Ford Credit has designated $250,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Chase Securities Inc. has agreed to purchase $250,000,000 aggregate principal amount of the Notes at a price of 100% of their principal amount for resale at varying prices related to prevailing market prices determined by Chase Securities Inc. at the time of resale. Ford Credit may, without the consent of the holders of the Notes, issue additional notes with the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes will, together with the Notes, be a single class of the series of Medium-Term Notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

         Issue Date:                      July 17, 2000

         Maturity Date:                   July 16, 2004

         Initial Principal Amount:        $250,000,000

         Interest Rate:                   7.530% per annum

         Interest Payment Dates:          Semiannually on the 16th day of each
                                          January and July, beginning
                                          January 16, 2001, and at Maturity

         CUSIP No.:                       345402 5F 4


                              Chase Securities Inc.